                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          -------------------------

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                          -------------------------

                         INTERNATIONAL HOME FOODS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                          -------------------------

                                  459655 10 6
                                 (CUSIP Number)

---------------------------------------------------------------------------------------------------------
 CUSIP No. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       459655 10 6
---------------------------------------------------------------------------------------------------------
 1)     Name of Reporting Persons.  I.R.S. Identification Nos. of Above Person
        (entities only)                                                              Thomas O. Hicks
---------------------------------------------------------------------------------------------------------
 2)     Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)                                                                          [ ]
        (b)                                                                          [ ]
---------------------------------------------------------------------------------------------------------
 3)     SEC Use Only
---------------------------------------------------------------------------------------------------------
 4)     Citizenship or Place of Organization                                         United States
---------------------------------------------------------------------------------------------------------
           Number of       (5)   Sole Voting Power                                   43,819,383
             Shares            --------------------------------------------------------------------------
          Beneficially     (6)   Shared Voting Power                                 0
         Owned by Each         --------------------------------------------------------------------------
           Reporting       (7)   Sole Dispositive Power                              43,819,383
          Person With          --------------------------------------------------------------------------
                           (8)   Shared Dispositive Power                            0
---------------------------------------------------------------------------------------------------------
 9)     Aggregate Amount Beneficially Owned by Each Reporting Person                 43,819,383
---------------------------------------------------------------------------------------------------------
 10)    Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See
        Instructions)                                                                [ ]
---------------------------------------------------------------------------------------------------------
 11)    Percent of Class Represented by Amount in Row 9                              56.8%
---------------------------------------------------------------------------------------------------------
 12)    Type of Reporting Person (See Instructions)                                  IN
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
 CUSIP No. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       459655 10 6
---------------------------------------------------------------------------------------------------------
 1)     Name of Reporting Persons.  I.R.S. Identification Nos. of Above Person
        (entities only)                                                              Hicks, Muse Fund III,
                                                                                     Inc.
---------------------------------------------------------------------------------------------------------
 2)     Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)                                                                          [ ]
        (b)                                                                          [ ]
---------------------------------------------------------------------------------------------------------
 3)     SEC Use Only
---------------------------------------------------------------------------------------------------------
 4)     Citizenship or Place of Organization                                         Texas
---------------------------------------------------------------------------------------------------------
           Number of       (5)   Sole Voting Power                                   43,819,383
             Shares            --------------------------------------------------------------------------
          Beneficially     (6)   Shared Voting Power                                 0
         Owned by Each         --------------------------------------------------------------------------
           Reporting       (7)   Sole Dispositive Power                              43,819,383
          Person With          --------------------------------------------------------------------------
                           (8)   Shared Dispositive Power                            0
---------------------------------------------------------------------------------------------------------
 9)     Aggregate Amount Beneficially Owned by Each Reporting Person                 43,819,383
---------------------------------------------------------------------------------------------------------
 10)    Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See
        Instructions)                                                                [ ]
---------------------------------------------------------------------------------------------------------
 11)    Percent of Class Represented by Amount in Row 9                              56.8%
---------------------------------------------------------------------------------------------------------
 12)    Type of Reporting Person (See Instructions)                                  CO
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
 CUSIP No. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       459655 10 6
---------------------------------------------------------------------------------------------------------
 1)     Name of Reporting Persons.  I.R.S. Identification Nos. of Above Person
        (entities only)                                                              Hicks, Muse GP Partners
                                                                                     III, L.P.
---------------------------------------------------------------------------------------------------------
 2)     Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)                                                                          [ ]
        (b)                                                                          [ ]
---------------------------------------------------------------------------------------------------------
 3)     SEC Use Only
---------------------------------------------------------------------------------------------------------
 4)     Citizenship or Place of Organization                                         Texas
---------------------------------------------------------------------------------------------------------
           Number of       (5)   Sole Voting Power                                   43,819,383
             Shares            --------------------------------------------------------------------------
          Beneficially     (6)   Shared Voting Power                                 0
         Owned by Each         --------------------------------------------------------------------------
           Reporting       (7)   Sole Dispositive Power                              43,819,383
          Person With          --------------------------------------------------------------------------
                           (8)   Shared Dispositive Power                            0
---------------------------------------------------------------------------------------------------------
 9)     Aggregate Amount Beneficially Owned by Each Reporting Person                 43,819,383
---------------------------------------------------------------------------------------------------------
 10)    Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See
        Instructions)                                                                [ ]
---------------------------------------------------------------------------------------------------------
 11)    Percent of Class Represented by Amount in Row 9                              56.8%
---------------------------------------------------------------------------------------------------------
 12)    Type of Reporting Person (See Instructions)                                  PN
---------------------------------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

         International Home Foods, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1633 Littleton Road
         Parsippany, New Jersey 07054

ITEM 2(a).  NAME OF PERSON FILING:

         Thomas O. Hicks, Hicks, Muse Fund III, Inc. and Hicks, Muse GP Partners, L.P.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NON, RESIDENCE:

         200 Crescent Court, Suite 1600
         Dallas, Texas 75201

ITEM 2(c).  CITIZENSHIP:

         Thomas O. Hicks - United States
         Hicks, Muse Fund III, Inc. - Not applicable
         Hicks, Muse GP Partners, L.P. - Not applicable

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         International Home Foods, Inc. Common Stock, $.01 par value per share

ITEM 2(e).  CUSIP NUMBER:

         459655 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [  ] Broker or Dealer registered under Section 15 of the Act
         (b)  [  ] Bank as defined in section 3(a)(6) of the Act
         (c)  [  ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h)  [  ] Group, in accordance with Section  240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned  . . . . . . . . . . . . . . . . . . . . . . . . . . 43,819,383

         (b) Percent of Class . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56.8%

         (c) Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote  . . . . . . . . . . . . . . . 43,819,383
             (ii)   shared power to vote or to direct the vote  . . . . . . . . . . . . . . 0
            (iii)   sole power to dispose or to direct the disposition of   . . . . . . . . 43,819,383
             (iv)   shared power to dispose or to direct the disposition of   . . . . . . . 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.  CERTIFICATION

         Not applicable.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


THOMAS O. HICKS


/s/ DAVID W. KNICKEL
----------------------------------------------           Date:  February 3, 1998
By: David W. Knickel, Attorney in Fact





HICKS, MUSE FUND III, INC., itself and as general partner of HICKS, MUSE GP PARTNERS III, L.P.


/s/ DAVID W. KNICKEL
----------------------------------------------           Date:  February 3, 1998
By:  David W. Knickel, Treasurer and
     Assistant Secretary

                                   EXHIBIT 1


         Each of the undersigned agree that the Schedule 13G to which this
Exhibit 1 is attached, reporting the beneficial ownership of Thomas O. Hicks, Hicks, Muse Fund III, Inc. and Hicks Muse GP Partners III, L.P. in the common stock, par value $.01 per share, of International Home Foods, Inc., is filed on behalf of each of the undersigned. The agreement contained in this Exhibit 1 is provided pursuant to Rule 13d-1(f)(1)(iii).


THOMAS O. HICKS


/s/ DAVID W. KNICKEL
----------------------------------------------           Date:  February 3, 1998
By:  David W. Knickel, Attorney in Fact





HICKS, MUSE FUND III, INC., itself and as general partner of HICKS, MUSE GP PARTNERS III, L.P.


/s/ DAVID W. KNICKEL
----------------------------------------------           Date:  February 3, 1998
By:  David W. Knickel, Treasurer and
     Assistant Secretary





                                 Exhibit 1 - 1